Exhibit 4.7

AMENDMENT No. 1 TO

COMMON Stock PURCHASE WARRANT

THIS AMENDMENT NO. 1 TO COMMON stock PURCHASE WARRANT (this “Amendment”) is entered into as of December [  ], 2024, by and between Eyenovia, Inc., a Delaware corporation (the “Company”), and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of that certain common stock purchase warrant issued by the Company on September 30, 2024 (the “Original Warrant”) to purchase 8,695,653 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company;

WHEREAS, pursuant to Section 5(l) of the Original Warrant, the Original Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.Amendment to Initial Exercise Date and Termination Date. The first sentence of the introductory paragraph of the Original Warrant is hereby amended and restated in its entirety as follows:

“This Common Stock Purchase Warrant (this “Warrant”) certifies that, for value received, Armistice Capital Master Fund Ltd. or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time or times on or after the Stockholder Approval Date (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the five-year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Eyenovia, Inc., a Delaware corporation (the “Company”), up to 8,695,653 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock.”

2.Amendment to Definitions. Section 1 of the Original Warrant is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Stockholder Approval” means such approval required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity thereof) from the stockholders of the Company with respect to the issuance of all of the Warrant Shares upon the exercise of this Warrant.

“Stockholder Approval Date” means the date on which Stockholder Approval is received and deemed effective under Delaware law.

3.Addition of Section 2(f). Section 2 of the Original Warrant is hereby amended by inserting at the end of such Section the following new subsection (f):

f)     Stockholder Approval. The Company shall hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) at the earliest practicable date after the date hereof, but in no event later than January 31, 2025, for the purpose of obtaining Stockholder Approval with the recommendation of the Board that such proposal be approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement, and all management-appointed proxyholders shall vote their proxies in favor of such proposal. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every sixty (60) days thereafter to seek Stockholder Approval until Stockholder Approval is obtained.

4.No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.

5.Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement, dated as of September 26, 2024, as amended, between the Company and the Holder.

6.Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed and delivered by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
Eyenovia, inc.

By:
Name:
Title:

HOLDER
ARMISTICE CAPITAL MASTER FUND LTD.
By:	Armistice Capital, LLC
its Investment Manager

By:
Name:
Title: